Exhibit 99.1

LKQ Corporation Comments on Market Activity

Chicago, IL (January 16, 2014) -- LKQ Corporation (Nasdaq:LKQ) noted that there was unusual trading volume yesterday in its common stock.  This activity appears to relate to the issuance of a report by Prescience Point, a short seller, recommending that stockholders sell LKQ stock.

We have reviewed the report and disagree with many of its statements, assumptions and conclusions. Moreover, it contains numerous inaccuracies.

Importantly, Prescience Point warns readers to assume that it and/or its affiliates hold short positions in LKQ’s common stock and that they stand to realize significant gains in the event that LKQ’s stock price declines. We believe that this conflict of interest should cause the report and its conclusions to be viewed skeptically.

“Management of LKQ stands firmly behind our Company. I am proud of the honesty and integrity with which we have operated our business and take exception to any claims to the contrary,” stated Robert L. Wagman, President and CEO. “Our fourth quarter ended on December 31, 2013, so we are in a blackout period until we issue our financial results at the end of February. Neither the Company nor its insiders can buy LKQ stock during a blackout.”

Although our fourth quarter and year end 2013 financial results are scheduled to be released in late February 2014, we are confirming today that we expect to report results within the ranges of the 2013 guidance issued on October 31, 2013, except that we anticipate cash flow provided from operations to exceed guidance.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is North America’s largest provider of alternative collision parts, and a leading provider of recycled and remanufactured mechanical parts including engines and transmissions, all in connection with the repair of automobiles and other vehicles. LKQ is also a leading distributor and marketer of specialty aftermarket equipment and accessories in North America. LKQ is the largest distributor of mechanical and collision alternative parts in the United Kingdom.

LKQ also has operations in Canada, Mexico, Taiwan, the Netherlands, Belgium and France. LKQ operates more than 500 facilities, offering its customers a broad range of replacement systems, components, equipment, and parts to accessorize and repair automobiles, light, medium and heavy-duty trucks, and recreational and performance vehicles.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, financial and operating results and other statements that are based on management's current beliefs and expectations of the company. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012 and in subsequently filed Form 10-Qs. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com